Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

ING Separate Portfolios Trust

We consent to the use of our report dated May 10, 2007, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 10, 2007